FOR IMMEDIATE RELEASE:  November 10, 1995

Contact:   Mr. William H. Buckland
           Chairman
           MCC Financial Corporation
           (703) 847-6597


                      MCC FINANCIAL CORPORATION ACQUIRES A
                CONTROLLING INTEREST IN CAPITAL ASSOCIATES, INC.

         McLean, Virginia -- MCC Financial Corporation (MCC) announced today that it has acquired voting control of Capital Associates, Inc. (CAI) of Denver, Colorado, through a private stock transaction and the delivery of proxies for shares to be purchased in the future pursuant to agreements executed today with Gary M. Jacobs and Jack M. Durliat, two of CAI's largest shareholders.

         The purchase price for the shares purchased today is $3.30 per share. This price per share reflects the CAI one for two reverse stock split effective as of November 3, 1995. The total purchase price for the 1,310,120 shares purchased or to be purchased is approximately $4.7 million.

         As a result of the transaction, MCC's share ownership of CAI will increase from 1,523,249 to 2,833,369 shares or approximately 55% of CAI's outstanding shares on a post split basis.

         MCC is an aircraft and equipment lessor located in McLean, Virginia that specializes in aircraft operating leases to the regional airline industry. William H. Buckland and James D. Walker acquired MCC from Fairchild Industries, Inc. in 1988.

         CAI is one of the larger independent leasing companies in the United States, and principally engaged in (1) buying, selling, leasing and remarketing new and used equipment, (2) managing equipment on and off-lease, (3) sponsoring, co-sponsoring, managing and co-managing publicly-registered income funds, and
(4) arranging equipment-related financing. In its fiscal year ended May 31, 1995, CAI had net income of $1.1 million on revenues of $104.9 million and total assets of $158.7 million. CAI is headquartered in Denver, Colorado and is listed on NASDAQ.

         MCC originally acquired 23% of CAI in a private transaction in June 1994. Both Buckland and Walker are currently members of CAI's Board of Directors. Walker was elected chairman of the CAI Board at the October 27, 1995 stockholder's meeting.

         In commenting on the acquisition, Buckland, MCC's Chairman of the Board, stated "this represents a strategic investment for MCC in a company we understand and believe we can add value, especially in the areas of marketing and acquisitions". MCC's President and CEO and CAI's Chairman of the Board, Jim Walker stated "We believe CAI is now positioned for growth in revenues and profitability. In the last year that we have been associated with the Company, it has settled its lawsuit on MBank and collected $8.5 million in cash, refinanced its bank line of credit and has significantly rebuilt its sales force".

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